Item 77 E:  Legal Proceedings
Since October 2003, Federated and related entities (collec tively, "Federated"), and various
Federated funds ("Funds"), have been named as defendants i n several class action lawsuits now pending in the United States District Court for the Distr ict of Maryland. The lawsuits were purportedly filed on behalf of people who purchased, owne d and/or redeemed shares of
Federated-sponsored mutual funds during specified periods beginning November 1, 1998. The suits are generally similar in alleging that Federated eng aged in illegal and improper trading practices including market timing and late trading in conce rt with certain institutional traders, which allegedly caused financial injury to the mutual fund shareholders. These lawsuits began to be filed shortly after Federated's first public announcemen t that it had received requests for information on shareholder trading activities in the Funds from the SEC, the Office of the New
York State Attorney General ("NYAG"), and other authorities.
 In that regard, on November 28,
2005, Federated announced that it had reached final settleme nts with the SEC and the NYAG with respect to those matters. Specifically, the SEC and NYA
G settled proceedings against three
Federated subsidiaries involving undisclosed market timing a rrangements and late trading. The
SEC made findings: that Federated Investment Management Com pany ("FIMC"), an SEC-registered investment adviser to various Funds, and Federate d Securities Corp., an SEC-registered broker-dealer and distributor for the Funds, violat ed provisions of the Investment
Advisers Act and Investment Company Act by approving, but not disclosing, three market timing
arrangements, or the associated conflict of interest between F IMC and the funds involved in the arrangements, either to other fund shareholders or to the fu nds' board; and that Federated
Shareholder Services Company, formerly an SEC-registered tran sfer agent, failed to prevent a customer and a Federated employee from late trading in violat ion of provisions of the Investment
Company Act. The NYAG found that such conduct violated provis ions of New York State law.
Federated entered into the settlements without admitting or d enying the regulators' findings. As
Federated previously reported in 2004, it has already paid ap proximately $8.0 million to certain funds as determined by an independent consultant. As part of these settlements, Federated agreed to pay disgorgement and a civil money penalty in the a ggregate amount of an additional
$72 million and, among other things, agreed that it would not serve as investment adviser to any
registered investment company unless (i) at least 75% of the f und's directors are independent of
Federated, (ii) the chairman of each such fund is independent of Federated, (iii) no action may be taken by the fund's board or any committee thereof unless appr oved by a majority of the independent trustees of the fund or committee, respectively, a nd (iv) the fund appoints a "senior officer" who reports to the independent trustees and is respon sible for monitoring compliance by the fund with applicable laws and fiduciary duties and for man aging the process by which management fees charged to a fund are approved. The settlements are described in Federated's
announcement which, along with previous press releases and rela ted communications on those matters, is available in the "About Us" section of Federated's website at FederatedInvestors.com.
Federated entities have also been named as defendants in severa l additional lawsuits that are now pending in the United States District Court for the Western
 District of Pennsylvania, alleging,
among other things, excessive advisory and Rule 12b-1 fees.
The Board of the Funds retained the law firm of Dickstein Shapi ro LLP to represent the Funds in each of the lawsuits described in the preceding two paragraphs.
 Federated and the Funds, and
their respective counsel, have been defending this litigation, and none of the Funds remains a
defendant in any of the lawsuits (though some could potentially receive any recoveries as
nominal defendants). Additional lawsuits based upon similar al legations may be filed in the future.
The potential impact of these lawsuits, all of which seek unqua ntified damages, attorneys' fees, and expenses, and future potential similar suits is uncertain.
 Although we do not believe that
these lawsuits will have a material adverse effect on the Funds , there can be no assurance that these suits, ongoing adverse publicity and/or other development s resulting from the regulatory investigations will not result in increased Fund redemptions, r educed sales of Fund shares, or other adverse consequences for the Funds.